Exhibit 10.8

Confidential	Jones Lang LaSalle Incorporated

Jones Lang LaSalle Incorporated

GEC Long-Term Incentive Compensation Program

(Effective as of January 1, 2007)

I. Objectives

Jones Lang LaSalle Incorporated (the “Company”) has adopted this GEC Long-Term Incentive Compensation Program (the “Plan”) in order to:

(a)	Provide an incentive to specifically-designated Company executives and key contributors (the “Participants”) to achieve the long-term specific strategic goals of the Company,

(b)	Align the financial interests of the Participants with the interests of shareholders, including by providing a mechanism for Participants to acquire additional equity ownership if the Company, and

(c)	Attract and retain executive talent in a highly competitive labor market.

II. General Plan Provisions

Defined Terms:	Capitalized terms used herein without specific definition shall have the respective definitions given to them elsewhere in the Plan.

Eligibility:	Members of the Company’s Global Executive Committee (the “GEC”) and such other executives and key contributors as the Compensation Committee of the Company’s Board of Directors (the “Committee”) may designate from time to time will be eligible to participate in the Plan. No individual will have an automatic right to participate in the Plan.

Selection Procedures:	Prior to March 31 of each year, the Company’s Global Chief Executive Officer (the “CEO”) will recommend to the Committee the employees who will participate in the Plan and their respective specific levels of participation. Once approved by the Committee, the CEO will confirm participation levels to eligible employees in writing. All Participants must be employed by the Company on any Award Date in order to receive an Award.

Performance Measurement:

Performance for purposes of the Plan will be based on growth in the Company’s net income available to shareholders (“Net Income”).

The calculation of Net Income will conform to the then current Company accounting and financial standards as reflected in its financial statements under generally accepted accounting principles as in effect from time to time. All direct expenses will be included in the calculation of Net Income, including one time charges, integration and acquisition-related costs and allocation of a portion of global expenses where a business segment benefits directly.

The strategic intent of the Plan is to reward all incentive fees, performance fees and equity gains. However, the Committee reserves the right in its discretion to make adjustments for income or expense items that may not be consistent with, or promote, the strategic intent of the Plan.

For purposes of the Plan, published financial results may be adjusted by the Committee to reflect the results as they would have been without the effect of any significant accounting changes implemented following the adoption of the Plan.

Award Determination:	Awards will be determined on a calendar year basis. An individual Participant will receive an Award based on a specified share of the total pool incentive assigned for Plan purposes at the beginning of each year. A Participant may be selected to participate in the Plan with respect to one year but then not for another year, in the discretion of the Committee.

Confidential	Jones Lang LaSalle Incorporated

Minimum Performance Requirements:	In order to receive an Award under the Plan, each of the actual (1) operating margin and (2) total compensation and benefit expense as a percentage of total revenue must meet or exceed the specific requirements approved by the Committee at the beginning of each calendar year.

GEC LTIP Pool— Performance Sharing Rates to be Applied to Net Income Hurdles:	For purposes of determining the value of an award under the Plan (an “Award”), each Participant will share in a specified percentage of a pool (the “GEC LTIP Pool”) that is established from sharing rates applied to growth in Net Income in excess of the Net Income hurdles established for each year by the Committee and documented in the minutes of its meeting held on May 30, 2007 that are maintained with the corporate records of the Company.

Percentage Interest Allocation Methodology:

The percentage interest of each Participant will reflect the maximum amount that the Participant may receive from the GEC LTIP Pool following the end of each calendar year. The percentage allocated to any Participant for a given year may be modified at the beginning of any year, by March 31st of such year, as recommended by the Company’s CEO and approved by the Committee.

Upon the recommendation of the Company’s CEO and approval by the Committee, other key executives that participate in other Variable Compensation Plans (as defined in the SAIP) may be allocated a percent interest in the GEC LTIP Pool at the beginning of a year to motivate performance during the period (“Annual Participant”).

Once the initial point allocations are approved for GEC members and other Annual Participants, the Company CEO will be assigned a point interest by the Committee. The Company CEO shall receive no more than 25% of the interest in the GEC LTIP.

If less than 100% of the GEC LTIP Pool has been allocated at the beginning of the year, any unallocated interest that may remain at the end of the year may be used to (i) reward then current employees who may have been selected to participate on a discretionary basis or (ii) to provide a retention incentive to new employees, in either of the foregoing cases upon the recommendation of the Company’s CEO and approval by the Committee.

Form of Awards:	GEC LTIP Awards are anticipated to be made in a combination of cash (“Cash Award”) and restricted stock units (“RSU Awards”). The pay mix will generally be 50% Cash Awards and 50% RSU Awards, with the final pay mix to be determined by the Committee each year. The Committee reserves the right to pay less than 50% in RSU Awards provided that not more than 50% will be paid in RSU Awards. RSU Awards will otherwise be subject to the terms of the Company’s Stock Award and Incentive Plan (as amended from time to time, the “SAIP”).

Dividend Equivalents:	The Board of Directors may, in its discretion, grant dividend equivalents to employees who were granted RSU Awards. Dividend equivalents are the right to receive cash, common stock, or other property equal in value to the amount of dividends paid with respect to the Company’s common stock. RSU Awards do not otherwise have voting rights or a legal right to receive dividends until vested.

Confidential	Jones Lang LaSalle Incorporated

Vesting:	Participants must be then currently employed by the Company to receive an Award and in order for any Award to vest, subject to the provisions of the Plan and to the terms of the SAIP.

Forfeiture upon Termination:	Except as set forth below under “Voluntary Termination due to ‘Rule of 65’ Retirement” and “Involuntary Termination due to Death/Disability,” Participants forfeit unvested Cash Awards and RSU Awards if they voluntarily terminate employment with the Company or are terminated by the Company for Cause. For purposes of the Plan, “Cause” means failure to perform the Participant’s job responsibilities in good faith, documented poor performance, falsification of Company records, theft, failure to cooperate with an investigation, conviction of any crime against the Company, any of the Company’s subsidiaries or any of their employees, or a documented violation of the Company’s Code of Business Ethics.

Cash Awards:	For Cash Awards, 100% of the Cash Award vests on the thirty-six (36) month anniversary of the Award Date. Cash Awards are not credited with interest or any other income during the vesting period.

RSU Awards:	The Award Date for the RSU Awards will be the date the Committee approves annual bonuses to be paid to GEC members. The closing price of the Company’s common stock on the Award Date will be used to determine the number of RSUs that each Participant will receive. One hundred percent (100%) of the RSU Award will vest of the thirty six (36) month anniversary of the Award Date.

Change in Control:	All unvested Cash Awards and RSU Awards become 100% vested in the event of a Change in Control as defined in the SAIP and as determined by the Committee.

Voluntary Termination due to “Rule of 65” Retirement:	All unvested Cash Awards and RSU Awards become 100% vested when an employee terminates employment when any of the following conditions have been met: (i) being at least 55 years old and having any combination of age plus years of service to the Company and its affiliates equal to at least 65, or (ii) having reached the statutory retirement age as defined within the country of the employee’s residence or citizenship, as applicable. In addition, as stipulated in the SAIP, the Company may in its discretion impose on a retired employee additional conditions regarding non-competition and non-solicitation of clients and employees in order for the retired employee to realize such benefits.

Involuntary Termination due to Death/Disability:	All unvested Cash Awards and RSU Awards become 100% vested when an employee terminates employment as a result of death or total disability, with distributions in accordance with the payout provisions above.

Use of Forfeited Interests:	Forfeited interests that were initially assigned to GEC or other Annual Participants at the beginning of the year, may not be reallocated to GEC or other Annual Participants following the participant’s termination of employment.

Administration and Interpretation:

As the Plan is a Variable Compensation Plan contemplated by the Company’s SAIP, Awards under the Plan will be administered as performance based awards under the SAIP. The Plan shall be interpreted by the Committee and such interpretations shall be final.

The Plan will be administered by or under the discretion of the Committee. Subject to the provisions of the

Confidential	Jones Lang LaSalle Incorporated

Company’s SAIP, the Committee in its discretion shall have the authority to approve eligibility to participate in the Plan and to establish the terms and conditions under which the awards become payable. In addition, the Committee shall have the authority to delegate such of its duties and authority under the Plan, including calculation of performance results.

Term of Plan:

The Plan will be effective for the four year performance period starting January 1, 2007 and ending December 31, 2010.

It is anticipated (but not guaranteed) that a subsequent long-term incentive plan would be developed following the expiration of the above performance period, and such a plan would reflect market competitive compensation practices and business forecasts at that time.

Amendments:	The Plan is intended to continue in its initial form and not be amended during its term, provided, however, the Committee reserves the right to amend the Plan in order to maintain its original objectives at any time during its term. In addition, the Committee may, at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant under any Award already then previously granted under the Plan.

III. Mandatory GEC Stock Bonus:

In consideration for participating in the Plan, members of the GEC shall receive a mandatory portion of their incentive compensation that would otherwise be paid in cash (“Cash Bonus”) under the SAIP in the form of restricted stock units as a “Stock Bonus.”

Until modified by the Committee, the following Stock Bonuses will be awarded automatically, with the effect of ratably reducing the Cash Bonuses paid to GEC members:

Global Chief Executive Officer – 33% of the Cash Bonus to be paid as Stock Bonus;

Global Chief Operating and Financial Officer– 25% of the Cash Bonus to be paid as Stock Bonus; and

Other GEC Members– 20% of the Cash Bonus to be paid as Stock Bonus.

The Award Date for Stock Bonuses will be deemed to be the first trading day in January of each year, with the closing price of the Company’s common stock on that date used to determine the number of restricted stock unites that a GEC Participant will receive as a Stock Bonus.

The Stock Bonus will be memorialized and subject to the general terms of the Company’s SAIP, with 50% of the RSU award to vest on the eighteen (18) month anniversary of the Award Date and the remaining 50% on the thirty (30) month anniversary.

As International Directors, GEC members who participate in the Plan will continue to be automatically subject to the SOP, including its stock ownership guidelines and the voluntary election to decrease or withdraw from SOP once ownership criteria are met. However, no GEC member will receive the additional 20% firm contribution (“SOP Uplift”) that is made available to other SOP participants.

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